UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

CASI Pharmaceuticals, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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CASI PHARMACEUTICALS, INC.

Notice of Annual Meeting of Stockholders

Date:	Tuesday, June 16, 2020
Time:	10:00 a.m., local time
Place:	Hilton Garden Inn 14975 Shady Grove Road Rockville, MD 20850
Purposes:	1.	To elect two directors;
	2.	To ratify the appointment of KPMG Huazhen LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020;
	3.	To approve an advisory resolution on executive compensation; and
	4.	To consider and take action upon such other matters as may properly come before the Annual Meeting or any postponement or adjournment thereof.
Who Can Vote:	Stockholders at the close of business on April 20, 2020.

Our Board of Directors has fixed April 20, 2020 as the record date for the determination of stockholders entitled to notice of, and to vote at, the 2020 annual meeting of stockholders (the “Annual Meeting”). Only stockholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting.

We intend to hold our Annual Meeting in person at the location specified above. However, we are monitoring the coronavirus (“COVID-19”) situation and the protocols that national and local governments may impose. In the event it is not possible or advisable to hold the Annual Meeting at the location specified above in person, we will announce on our website (www.casipharmaceuticals.com) and other sites, as required, appropriate alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting at an alternative location or by means of remote communication. If you are planning to attend the Annual Meeting, please check the website one week prior to the meeting date. As always, we encourage you to vote your shares prior to the Annual Meeting.

Details regarding the matters to be acted upon at the Annual Meeting appear in the accompanying Proxy Statement. Please give this material your careful attention.

You are cordially invited to attend the Annual Meeting. Whether or not you expect to attend, you are respectfully requested by the Board of Directors to sign, date and return the enclosed proxy promptly. Stockholders who execute proxies retain the right to revoke them at any time prior to the voting thereof. A return envelope, which requires no postage if mailed in the United States, is enclosed for your convenience.

By Order of the Board of Directors,

/s/ Wei-Wu He

Dr. Wei-Wu He
April 22, 2020	Chairman and CEO

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 16, 2020

This Proxy Statement relating to the 2020 Annual Meeting of Stockholders and the Annual Report to Stockholders on Form 10-K for the year ended December 31, 2019 are also available for viewing, printing and downloading at www.casipharmaceuticals.com.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To be held on June 16, 2020

This proxy statement (the “Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors of CASI Pharmaceuticals, Inc., a Delaware corporation (the “Company”), the principal executive offices of which are located at 9620 Medical Center Drive, Suite 300, Rockville, Maryland 20850, for the Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held at the Hilton Garden Inn, 14975 Shady Grove Road, Rockville, MD 20850 on June 16, 2020, at 10:00 a.m. (local time) and for any postponement, or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Any stockholder giving a proxy has the power to revoke it at any time before it is voted. Written notice of such revocation should be forwarded directly to the Secretary of the Company at the Company’s executive offices. Attendance at the Annual Meeting will not have the effect of revoking the proxy unless written notice is given or the stockholder votes by ballot at the Annual Meeting.

We intend to hold the Annual Meeting in person at the location specified above. However, we are monitoring the COVID-19 situation and the protocols that national and local governments may impose. In the event it is not possible or advisable to hold the Annual Meeting at the location specified above in person, we will announce on our website (www.casipharmaceuticals.com) and other sites, as required, appropriate alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting at an alternative location or by means of remote communication. If you are planning to attend the Annual Meeting, please check the website one week prior to the meeting date. As always, we encourage you to vote your shares prior to the Annual Meeting.

If the enclosed proxy is properly executed and returned, the shares represented thereby will be voted in accordance with the specified directions and otherwise in accordance with the judgment of the persons designated as proxies. Any proxy returned on which no direction is specified will be voted in favor of the actions described in this Proxy Statement, including the election of the director nominees set forth under the caption “Election of Directors,” the ratification of the appointment of KPMG Huazhen LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2020 and the approval of the Advisory Resolution on Executive Compensation.

The approximate date on which this Proxy Statement and the accompanying form of proxy will first be mailed or given to the Company’s stockholders is May 1, 2020. Pursuant to rules promulgated by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by posting our proxy materials on the Internet. This Proxy Statement and our 2019 Annual Report to Stockholders on Form 10-K are available at www.casipharmaceuticals.com.

All references in this Proxy Statement to “the Company,” “we,” “our,” and “us” mean CASI Pharmaceuticals, Inc. Please note that the Company qualifies as a “smaller reporting company” for the fiscal year ended December 31, 2019 under the applicable rules of the SEC. Accordingly, this Proxy Statement reflects the scaled disclosure requirements available to smaller reporting companies.

Your vote is important.

Whether or not you plan to attend the Annual Meeting, please sign and return the accompanying proxy card so that we can be assured of having a quorum present at the meeting and so that your shares may be voted in accordance with your wishes.

Frequently Asked Questions

Q:	Why am I receiving this Proxy Statement and proxy card?

A:

You are receiving a Proxy Statement and proxy card from us because you own shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) as of the record date. This Proxy Statement describes issues on which we would like you, as a stockholder, to vote. It also gives you information on these issues so that you can make an informed decision.

Cynthia W. Hu, the Company’s COO (U.S.), General Counsel & Secretary, and Sara B. Capitelli, the Company’s Vice President, Finance, were named by the Board of Directors as proxy holders. Ms. Hu and Ms. Capitelli will vote all proxies, or record an abstention or withheld vote, in accordance with the directions on the proxy. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the meeting, please complete, sign and return your proxy card in advance of the meeting just in case you are unable to attend. You can always decide to vote in person. If no contrary direction is given, the shares will be voted as recommended by the Board of Directors.

Q:	What is the record date?

A:	The record date is April 20, 2020. Only holders of record of Common Stock as of the close of business on this date will be entitled to vote at the Annual Meeting.

Q:	How many shares are outstanding?

A:	As of the record date, the Company had 100,914,829 shares of Common Stock outstanding.

Q:	What am I voting on?

A:	You are being asked to vote on the election of two directors to the terms described in the Proxy Statement, the ratification of KPMG Huazhen LLP as the independent registered public accounting firm of the Company, the approval of the advisory vote on Executive Compensation, and such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

Q:	How does the Board of Directors recommend I vote?

A:

Please see the information included in the proxy statement relating to the proposals to be voted on. Our Board of Directors unanimously recommends that you vote:

1.   “FOR” the nominees to the Board of Directors;

2.   “FOR” ratification of KPMG Huazhen LLP as our independent registered public accounting firm; and

3.   “FOR” the advisory vote on Executive Compensation.

Q:	What happens if additional matters are presented at the Annual Meeting?

A:	Other than the items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting in accordance with Delaware law and our Bylaws.

Q:	How do I vote?

A:	You may either vote by mail or in person at the Annual Meeting. To vote by mail, please sign your proxy card and mail it in the enclosed, prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted in accordance with your instructions. If you return a signed card but do not provide voting instructions, your shares will be voted based on the recommendations of the Board of Directors. We will pass out written ballots to anyone who wants to vote at the Annual Meeting. If you hold your shares through a brokerage account and do not have a physical share certificate, you must request a legal proxy from your stockbroker in order to vote at the Annual Meeting.

Q:	What does it mean if I receive more than one proxy card?

A:	It means that you have multiple accounts at the transfer agent and/or with stockbrokers. Please sign and return all proxy cards to ensure that all your shares are voted.

Q:	How many votes do you need to hold the Annual Meeting?

A:	A majority of the Company’s outstanding shares of Common Stock as of the record date must be present at the Annual Meeting, in person or in proxy, in order to hold the Annual Meeting and conduct business. This is called a quorum. Proxies received but marked as abstentions and broker non-votes, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes.

Q:	What is the voting requirement to approve the proposals?

A:

In order for a director to be elected, he must receive the affirmative vote of a plurality of the shares voted. In other words, the two nominees receiving the greatest number of affirmative votes cast will be elected. Abstentions and broker non-votes will not have an effect on the outcome of the election of directors.

Ratification of the appointment of KPMG Huazhen LLP as our independent registered public accounting firm also requires the affirmative vote of the majority of shares present or represented and entitled to vote. Abstentions are counted as votes present and entitled to vote and have the same effect as votes “against” the proposal.

Approval of the advisory vote on Executive Compensation requires the affirmative vote of the majority of shares present or represented and entitled to vote. Abstentions are counted as votes present and entitled to vote and have the same effect as votes “against” the proposal. Broker non-votes will not be counted or deemed to be present, represented or voted for purpose of whether stockholders have approved the proposal.

Q:	What are broker non-votes? If my shares are held in street name by my broker, will my broker vote my shares for me?

A:

Generally, broker non-votes occur when shares held by a broker, bank, or other nominee in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker, bank, or other nominee (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares with respect to that particular proposal.

A broker is entitled to vote shares held for a beneficial owner on “routine” matters, such as the ratification of the appointment of KPMG Huazhen LLP as our independent registered public accounting firm without instructions from the beneficial owner of those shares.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. You may revoke your proxy at any time before its exercise. You may also revoke your proxy by voting in person at the Annual Meeting. If your shares are held in street name, you must contact your brokerage firm or bank to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the Annual Meeting.

Q:	How are votes counted?

A:	Voting results will be tabulated and certified by our transfer agent, American Stock Transfer & Trust Company.

Q:	Where can I find the voting results of the Annual Meeting?

A:

Preliminary voting results will be announced at the Annual Meeting. We will report final voting results in a Current Report on Form 8-K, which we expect to file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

You can obtain a copy, at no charge, of such Current Report on Form 8-K or any of our SEC reports:

•   by contacting our corporate offices via phone at (240) 864-2643 or by email at ir@casipharmaceuticals.com; or

•   through the SEC via their website: www.sec.gov.

VOTING SECURITIES

Holders of record of shares of the Company’s Common Stock as of the close of business on April 20, 2020 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting on all matters. On the Record Date, the Company had outstanding 100,914,829 shares of Common Stock. Each outstanding share is entitled to one vote upon all matters to be acted upon at the Annual Meeting. A majority of the outstanding shares of Common Stock entitled to vote on any matter and represented at the Annual Meeting, in person or by proxy, shall constitute a quorum.

Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting.

For the election of directors, you have the option to vote “For” or “Withhold” authority to vote for any of the director nominees. Assuming a quorum is present, the affirmative vote of a plurality of the shares of Common Stock cast in person or represented by proxy at the Annual Meeting and entitled to vote is required to elect director nominees. That means that the two director nominees with the most votes will be elected. If you “Withhold” authority to vote on any or all nominees, your vote will have no effect on the outcome of the election. If you hold your shares in “street name” and do not provide instructions to your broker, your broker will not have discretionary authority with respect to the proposal to elect directors and will therefore provide a “broker non-vote.” Since broker non-votes are not deemed votes cast, they will not affect the outcome of the election of director nominees.

For the ratification of the appointment of KPMG Huazhen LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2020, you have the option to vote “For,” “Against” or “Abstain” from voting. Assuming a quorum is present, the affirmative vote of a majority of the shares of Common Stock cast in person or represented by proxy at the Annual Meeting and entitled to vote is necessary to approve this proposal. If you “Abstain” from voting on this proposal, your shares will be counted as present and entitled to vote and your vote will have the same legal effect as a vote “against” the proposal. If you hold your shares in “street name” and do not provide instructions to your broker, your broker will have discretionary authority to vote your shares with respect to this proposal.

For the approval of the advisory vote on Executive Compensation you have the option to vote “For,” “Against” or “Abstain” from voting. Assuming a quorum is present, the affirmative vote of a majority of the shares of Common Stock cast in person or represented by proxy at the Annual Meeting and entitled to vote is necessary to approve this proposal. If you “Abstain” from voting on this proposal, your shares will be counted as present and entitled to vote and your vote will have the same legal effect as a vote “against” the proposal. If you hold your shares in “street name” and do not provide instructions to your broker, your broker will not have discretionary authority with respect to these proposals and will therefore provide a “broker non-vote.” Since broker non-votes are not deemed votes cast, they will not affect the outcome of these proposals.

The Company is not currently aware of any matters that will be brought before the Annual Meeting (other than procedural matters) that are not referred to in the enclosed Notice of Annual Meeting.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL HOLDERS

The following table sets forth the beneficial ownership of the Company’s Common Stock as of April 14, 2020 for (i) each director (including nominees), (ii) each named executive officer named in the Summary Compensation Table, (iii) all directors (including nominees) and executive officers of the Company as a group, and (iv) each person or group known by us to beneficially own more than 5% of our outstanding stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percentage of Common Stock Outstanding

Directors:
Quan Zhou, Ph.D.	9,965,918	(2)(3)	9.74%
James Huang	519,614	(2)	*
Y. Alexander Wu, Ph.D.	258,414	(2)	*
Rajesh C. Shrotriya, MD	228,654	(2)	*
Franklin C. Salisbury, Jr.	233,414	(2)	*

Named Executive Officers:
Wei-Wu He, Ph.D., Chairman and CEO	13,076,900	(2)(4)	12.35%
Wei (Larry) Zhang, President	250,000	(2)	*
Alexander A. Zukiwski, MD, Chief Medical Officer	300,000	(2)	*
Ken K. Ren, Ph.D., Former CEO and Former Director (5)	2,159,639		2.14%

All executive officers and directors as a group (9 persons) (2)	26,992,553	(2)	24.75% (2)

More than 5% Beneficial Owners:
IDG-Accel China and affiliated entities (6) Unit 1509, The Center 99 Queen’s Road, Central, Hong Kong	9,773,370		9.57%

Spectrum Pharmaceuticals, Inc. and affiliated entities (7) 11500 S. Eastern Ave., Suite 240 Henderson, NV 89052	10,047,675		9.96%

Sparkle Byte Limited (8) 6/F, Tower A, COFCO Plaza 8 Jianguomennei Avenue Beijing, 100005, China	10,198,518		10.11%

Wealth Strategy Holdings Limited (9) Level 12, International Commerce Centre 1 Austin Road West, Kowloon, Hong Kong	10,684,625		10.42%

Emerging Technology Partners LLC (10) 4919 Rebel Ridge Drive Sugar Land, TX 77478	8,007,986		7.84%

(1)	Beneficial ownership is defined in accordance with the rules of the SEC and the information does not necessarily indicate beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the person or entity has sole or shared voting power or investment power and also any shares that the person or entity can acquire within 60 days of April 14, 2020 through the exercise of any stock option or other right. For purpose of computing the percentage of outstanding shares of common stock held by each person or entity, any shares that the person or entity has the right to acquire within 60 days after April 14, 2020, are deemed to be outstanding with respect to such person or entity but are not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person or entity. Unless otherwise noted, each individual has sole voting and investment power with respect to the shares shown in the table above. The address for each person set forth above, unless otherwise noted, is c/o CASI Pharmaceuticals, Inc., 9620 Medical Center Drive, Suite 300, Rockville, Maryland 20850.

(2)	Includes shares issuable upon exercise of options and warrants which are exercisable within 60 days of April 14, 2020, in the following amounts: Wei-Wu He, 4,944,581 (including 1,234,567 shares underlying warrants through ETP Global Fund L.P.); James Huang, 519,423; Y. Alexander Wu, 258,414; Franklin C. Salisbury, 233,414; Rajesh Shrotriya, 228,654; Quan Zhou, 1,427,115 (including 1,234,567 shares underlying warrants through IDG-Accel China and affiliated entities); Wei (Larry) Zhang, 250,000; Alexander Zukiwski, 300,000; and all executive officers and directors as a group, 8,161,601.

(3)	Includes 9,773,370 shares beneficially held by IDG-Accel China and affiliated entities as to which Dr. Zhou disclaims beneficial ownership.

(4)	Includes 441,072 shares beneficially held by Emerging Technology Partners, LLC. and 7,566,914 shares beneficially held by ETP Global Fund. L.P.

(5)	Based on information provided directly by the Beneficial Owner.

(6)	Number of shares and percentage of common stock outstanding are based on the books and records of the Company. According to information provided by IDG in a Schedule 13D Amendment filed on March 20, 2018, the following persons have sole voting and dispositive power and shared voting and dispositive power over the shares indicated in the table below: (i) IDG-Accel Growth, (ii) IDG-Accel Investors, (iii) IDG-Accel China Growth Fund III Associates L.P., an exempted Cayman Islands limited partnership and the sole general partner of IDG-Accel Growth (“IDG-Accel Associates”), (iv) IDG-Accel China Growth Fund GP III Associates, Ltd., an exempted Cayman Islands limited company (“IDG-Accel GP,” and collectively with IDG-Accel Growth, IDG-Accel Investors and IDG-Accel Associates, “IDG-Accel”), and the sole general partner of each of IDG-Accel Investors and IDG-Accel Associates, (v) Chi Sing Ho, an individual, and director and shareholder of IDG- Accel GP, and (vi) Quan Zhou, an individual, director and shareholder of IDG-Accel GP:

	Sole Power to	Shared Power to	Sole Power to	Shared Power to
	Vote/Direct Vote	Vote/Direct Vote	Dispose/Direct Disposition	Dispose/Direct Disposition
IDG-Accel Growth	9,126,375	646,995	9,126,375	646,995
IDG-Accel Investors	646,995	9,126,375	646,995	9,126,375
IDG-Accel Associates	9,126,375	646,995	9,126,375	646,995
IDG-Accel GP	9,773,370	0	9,773,370	0
Chi Sing Ho	0	9,773,370	0	9,773,370
Quan Zhou	75,000	9,773,370	75,000	9,773,370

(7)	Number of shares and percentage of common stock outstanding are based on the books and records of the Company. According to a Schedule 13D Amendment filed jointly by Spectrum Pharmaceuticals, Inc. (“Spectrum”) and Spectrum Pharmaceuticals Cayman, L.P. (“Spectrum Cayman”) on April 11, 2019, Spectrum Cayman is owned 99% by Spectrum and 1% by Spectrum Pharmaceuticals International Holdings, LLC, a Delaware limited liability company (“Spectrum Holdings”). Spectrum Holdings is the sole general partner of Spectrum Cayman and Spectrum is the sole managing member of Spectrum Holdings. As a result, Spectrum has sole voting and dispositive power over 5,397,413 shares that are held directly by Spectrum and shared voting and dispositive power over the 4,650,262 shares held by Spectrum Cayman. Spectrum Cayman has shared voting and dispositive power over the 4,650,262 shares held directly by Spectrum Cayman.

(8)	According to a Schedule 13D Amendment filed with the SEC on November 14, 2018, the record owner of these shares is Sparkle Byte Limited. By virtue of holding 100% of the equity interest of Sparkle Byte Limited, Snow Moon Limited may be deemed to have sole voting and dispositive power with respect to these shares. By virtue of holding 100% of the equity interest of Snow Moon Limited, Tianjin Jingran Management Center (Limited Partnership) may be deemed to have sole voting and dispositive power with respect to these shares. By virtue of being the general partner of Tianjin Jingran Management Center (Limited Partnership), He Xie Ai Qi Investment Management (Beijing) Co., Ltd. may be deemed to have sole voting and dispositive power with respect to these shares. By virtue of being the shareholders and/or directors of He Xie Ai Qi Investment Management (Beijing) Co., Ltd., Jianguang Li, Dongliang Lin, Fei Yang and Hugo Shong may be deemed to have shared voting and dispositive power with respect to these shares.

(9)	Beneficial ownership is based on the books and records of the Company. According to a Schedule 13G filed on October 11, 2018 and amendments to the Schedule 13g filed on February 19, 2020 by Wealth Strategy Holding Limited (“WSH”), WSH has sole voting power and dispositive power over the shares.

(10)	Beneficial ownership is based on the books and records of the Company. According to a Schedule 13D filed on January 12, 2018, a Schedule 13D/A filed on April 4, 2018 and a second amendment to Schedule 13D/A filed on March 24, 2020, Emerging Technology Partners, LLC (“ETP”), a Delaware limited liability company, is the general partner of ETP Global Fund L.P. (“ETP Global”), a Delaware limited partnership. ETP Global has shared voting and dispositive power with respect to 7,566,914 shares of common stock. ETP has shared voting and dispositive power with respect to 8,007,986 shares of common stock. Dr. He, as founder and managing member of each of ETP and ETP Global, may be deemed the indirect beneficial owner of the 8,007,986 shares of common stock owned by ETP and ETP Global.

* Represents less than 1% of the common stock outstanding.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of six members and is divided into three classes with terms currently expiring at the Annual Meeting and the annual meetings of stockholders to be held in 2022 and 2023. At the Annual Meeting, two directors will be elected by the stockholders to serve the terms described herein. Upon the recommendation of the independent members of the Board of Directors, the Board of Directors recommends that Dr. Wu and Mr. Salisbury be elected as directors of the Company, and it is intended that the accompanying proxy will be voted FOR the election of Dr. Wu and Mr. Salisbury as directors, unless the proxy contains contrary instructions. The Company has no reason to believe that any of the nominees will not be a candidate or will be unable to serve. However, in the event that any nominee should become unable or unwilling to serve as a director, the persons named in the proxy have advised that they will vote (unless authority has been withdrawn) for the election of such person as shall be designated by the independent members of the Board of Directors.

Dr. Wu and Mr. Salisbury currently serve as directors of the Company and have consented to being named in this Proxy Statement and to serve if elected.

The following table sets forth each nominee to be elected at the Annual Meeting, our continuing directors, the year each such nominee or director was first elected a director, the positions with the Company currently held by the nominee or director and the year the nominee’s or director’s current term will expire:

Nominee’s or Director’s Name and Year First Became a Director	Position(s) with the Company	If Elected, Year Term will Expire
Franklin Salisbury, Jr. – 2014	Director	2023
Y. Alexander Wu, Ph.D. – 2013	Director	2023
Continuing Directors:	Position(s) with the Company	Year Term will Expire
Wei-Wu He, Ph.D. – 2012	Director and CEO	2021
Rajesh C. Shrotriya, MD – 2014	Director	2021
James Huang – 2013	Director	2022
Quan Zhou, Ph.D. – 2016	Director	2022

Vote Required

Election of a director requires the affirmative vote of a plurality of the shares of common stock present or represented and entitled to vote at the meeting. This means that each nominee will be elected if he receives more affirmative votes than votes withheld for such nominee. Broker non-votes will not affect the outcome of the election.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINATED DIRECTORS AND SIGNED PROXIES THAT ARE RETURNED WILL BE SO VOTED UNLESS OTHERWISE INSTRUCTED ON THE PROXY CARD.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the director nominees to be elected at the Annual Meeting, the continuing directors and the executive officers of the Company, their ages, and the positions currently held by each such person with the Company as of April 14, 2020.

Name	Age	Positions
Director Nominees for Election:
Franklin C. Salisbury, Jr. (1)(2)	64	Director
Y. Alexander Wu, Ph.D. (1)(2)	56	Director

Continuing Directors:
Wei-Wu He, Ph.D.	54	Chairman and CEO
Rajesh C. Shrotriya, MD	76	Director
James Huang (3)	54	Director
Quan Zhou, Ph.D. (4)	62	Director

Executive Officers:
Wei-Wu He, Ph.D.	54	Chairman and CEO
Wei (Larry) Zhang	61	President
Alexander A. Zukiwski, MD	62	Chief Medical Officer

(1)	Member of Compensation Committee
(2)	Member of Audit Committee
(3)	Chairman of Audit Committee
(4)	Chairman of Compensation Committee.

Set forth below is a brief description of the principal occupation and business experience of each nominee and continuing director, as well as the summary of our views as to the qualifications of each nominee and continuing director to serve on the Board of Directors and each board committee of which he is a member. Our views are informed not only by the current and prior employment and educational background of our directors, but also by the Board of Directors’ experience in working with their fellow directors. Each director has had the opportunity to assess the contributions that the directors have made to our Board of Directors as well as their industry knowledge, judgment and leadership capabilities.

Nominees for Election

Franklin C. Salisbury, Jr. Mr. Salisbury has been a director of the Company since June 2014. Mr. Salisbury is a co-founder and director of AIM-HI Translational Research, a nonprofit accelerator fund which is an extension of NFCR. Prior to AIM-HI, Mr. Salisbury was Chief Executive Officer of the National Foundation for Cancer Research (NFCR) from 1998-2018. NFCR is an organization that supports basic science research at universities and research hospitals in order to accelerate new approaches to preventing, diagnosing and treating cancer. Under his leadership, NFCR has forged greater collaboration among scientists at universities, research hospitals, and pharmaceutical companies in the U.S. and China in an effort to bring new and innovative care to cancer patients. Mr. Salisbury also led NFCR to launch several research consortia that have enabled cancer researchers to pool their resources and reduce duplicate efforts, thereby accelerating discoveries being made and reducing the cost of achieving them. Mr. Salisbury also holds a B.A. in economics from Yale, a Juris Doctor, J.D., from the University of Georgia School of Law, a Masters of the Arts degree from the University of Chicago, and an M.Div. from Yale Divinity School. Mr. Salisbury’s leadership experience and significant background in supporting cancer research give him the qualifications and skills necessary to guide the Company’s Board of Directors, including as a member of the Compensation Committee and Audit Committee.

Y. Alexander Wu, Ph.D. Dr. Wu has been a director of the Company since April 2013. From 2006 to 2017, Dr. Wu was co- founder and Chief Executive Officer of Crown Bioscience, Inc., a drug discovery and preclinical research organization in the oncology sector with over 600 employees. The company was acquired by JSR for over $400 million in 2017. Before co-founding Crown Bioscience, Dr. Wu was Chief Business Officer of Starvax International Inc., a biopharmaceutical R&D company focusing on the development of novel therapeutic drugs for the treatment of infectious disease and cancer. Prior to Starvax, he was the Head of Asian Operations with Burrill & Company, a life science venture capital and merchant bank. Dr. Wu also co-founded and was Chief Operating Officer of Unimicro Technologies, a life science instrumentation company. He started his career with Hoffmann-La Roche, where he was Manager of Business Development and Strategic Planning. Dr. Wu obtained his B.S. in biochemistry from Fudan University, China, a M.S. in Biochemistry from the University of Illinois, and a Ph.D. in molecular cell biology and MBA from the University of California, Berkeley. Dr. Wu’s experience in the biopharmaceutical industry and research in the oncology and small molecule areas, practical experience as a senior executive operating in U.S. and China, and entrepreneurial vision makes him uniquely qualified to serve as a Director, as well as a member of the Compensation Committee and Audit Committee.

Continuing Directors

Wei-Wu He, Ph.D. Dr. He has served as CEO and Chairman since April 2, 2019. Dr. He served as Executive Chairman of the Company from February 23, 2018 to April 2, 2019, as Chairman of the Company from May 2013 to February 23, 2018, and as Executive Chairman from February 2012 to May 2013. Dr. He has served as Chairman of OriGene Technologies, Inc. since 1995 and served as its Chief Executive Officer from 1995 through April 2, 2019. He also is the founder and General Partner of Emerging Technology Partners, LLC, a life sciences focused venture fund established in 2000. Dr. He has been involved in founding or funding over 20 biotech companies throughout his career, some of which went on to be acquired by significantly larger firms. In the earlier part of his career, Dr. He was one of the first few scientists at Human Genome Sciences, and prior to that, was a research fellow at Massachusetts General Hospital and Mayo Clinic. Dr. He is an author to more than 25 research publications and inventor of over 30 issued patents. Dr. He received his Ph.D. from Baylor College of Medicine and MBA from The Wharton School of University of Pennsylvania. We believe that as a seasoned leader in the biotechnology industry and demonstrated financing and business acumen in both the United States and China, Dr. He adds valuable insight and expertise to the Board of Directors. Dr. He’s knowledge of the drug development process provides valuable insight to the Company. His leadership skills, strategic analysis, industry knowledge and substantial experience in the biotech sector give him the qualifications and skills to serve as a director and the Chairman of the Company.

Rajesh C. Shrotriya, MD. Dr. Shrotriya has been a director of the Company since September 2014. From 2000 – 2017, he was President and Chief Operating Officer and Chief Executive Officer of Spectrum Pharmaceuticals. In this capacity, he spearheaded major changes in business strategy and coordinated structural reorganization culminating in the formation of Spectrum Pharmaceuticals, Inc. He is also a Director of the UNVL Foundation. Prior to joining Spectrum, from September 2000 to August 2002, Dr. Shrotriya was President and COO of Neotherapeutics, Inc., and prior to that he was Executive Vice President and Chief Scientific Officer for SuperGen, Inc. and Vice President, Medical Affairs and Vice President, Chief Medical Officer at MGI Pharma, Inc. For 18 years he held various positions at Bristol-Myers Squibb Company, the most recent being Executive Director Worldwide CNS Clinical Research. Dr. Shrotriya’s significant leadership experience in the biopharmaceutical sector, along with his experience as a physician and his expertise in drug development, make him well-qualified to serve on our Board of Directors.

James Huang. Mr. Huang has been a director of the Company since April 2013. Mr. Huang joined Kleiner Perkins Caufield & Byers China as a managing partner in 2011 and focuses on the firm’s life sciences practice. His main investment interests are innovation around China’s growing healthcare markets and helping entrepreneurs build companies. James has made more than 15 investments in China since 2007. Before coming to KPCB China, James was a managing partner at Vivo Ventures, a venture capital firm specializing in life sciences investments. While at Vivo, James led numerous investments in China. Before joining Vivo in 2007, James was president of Anesiva, a biopharmaceutical company focused on pain-management treatments. During his 20-year career in the pharmaceutical and biotech industry, he also held senior roles in business development, sales, marketing and R&D with Tularik Inc. (acquired by Amgen), GlaxoSmithKline LLC, Bristol-Meyers Squibb and ALZA Corp. (acquired by Johnson & Johnson). Meanwhile, James Huang is also funding and manager partner to Panacea Venture, a global venture fund, is focusing on investments in innovative and transformative early and growth stage healthcare and life sciences companies. James is Chairman of Board at Kindstar Global and Windtree Therapeutics, JHL Biotech and XW Laboratory and Director at ChiralQuest, Zenesis, and CASI and Omni Pharmaceuticals. James received an M.B.A. from the Stanford Graduate School of Business and a B.S. degree in chemical engineering from the University of California, Berkeley. Mr. Huang’s deep experience and numerous contacts with a large number of life science companies, extensive industry knowledge in both U.S. and China, business development expertise, coupled with his financial background, provides significant abilities to guide the Company as a member of the Board of Directors as well as serving as Chair of the Audit Committee.

Quan Zhou, Ph.D. Dr. Zhou has been a director of the Company since June 2016. Dr. Zhou served as the president of IDG Technology Venture Investment Inc. since mid-1990’s until 2012. He has been the managing member of IDG Technology Venture Investments, LP and its successor fund since 2000 and the director of various IDG-Accel China funds since 2005. He currently also serves as director of IDG China Venture Capital Fund IV L.P and its successor fund and IDG China Capital Fund III L.P. He is a member of the board of directors of a number of private and listed companies, including CosmoChina Limited, COFCO Womai Limited, Circle Internet Financial Limited and Yirendai Ltd (NYSE YRD). He has won awards from NASA and holds two U.S. Patents in fiber optic devices. Benefiting from more than 20 years of successful financing, business and operation experience, he has established close connections with numerous IT companies and entrepreneurial communities in both China and the United States. He received a Ph.D. in Fiber Optics from Rutgers University in 1989, a Master’s Degree in Chemical Physics from the Chinese Academy of Science and Technology University in 1982. Dr. Zhou’s qualifications to serve on the Board of Directors, as well as serving as the Chair of the Compensation Committee, include his substantial business experience, particularly in China.

Executive Officers

The names and biographies of our executive officers, as of April 20, 2020, are set forth below:

Wei-Wu He, Ph.D. Dr. He has served as CEO and Chairman since April 2, 2019. Dr. He served as Executive Chairman of the Company from February 23, 2018 to April 2, 2019, as Chairman of the Company from May 2013 to February 23, 2018, and as Executive Chairman from February 2012 to May 2013. Dr. He has served as Chairman of OriGene Technologies, Inc. since 1995 and served as its Chief Executive Officer from 1995 through April 2, 2019. He also is the founder and General Partner of Emerging Technology Partners, LLC, a life sciences focused venture fund established in 2000. Dr. He has been involved in founding or funding over 20 biotech companies throughout his career, some of which went on to be acquired by significantly larger firms. In the earlier part of his career, Dr. He was one of the first few scientists at Human Genome Sciences, and prior to that, was a research fellow at Massachusetts General Hospital and Mayo Clinic. Dr. He is an author to more than 25 research publications and inventor of over 30 issued patents. Dr. He received his Ph.D. from Baylor College of Medicine and MBA from The Wharton School of University of Pennsylvania. We believe that as a seasoned leader in the biotechnology industry and demonstrated financing and business acumen in both the United States and China, Dr. He adds valuable insight and expertise to the Board of Directors. Dr. He’s knowledge of the drug development process provides valuable insight to the Company. His leadership skills, strategic analysis, industry knowledge and substantial experience in the biotech sector give him the qualifications and skills to serve as a director and the Chairman of the Company.

Wei (Larry) Zhang. Mr. Zhang joined the Company in September 2018 as President of CASI (Beijing) Pharmaceuticals Co., Ltd. , now known as CASI Pharmaceuticals (China) Co., Ltd. (“CASI China”), which is a subsidiary of the Company, and his role expanded to President of the Company in September 2019 and has more than 20 years management experience in the healthcare and biopharmaceutical industries in the U.S., Asia Pacific, and China. Prior to joining the Company’s Beijing office, Mr. Zhang was Vice President, Head of Public Affairs and Corporate Responsibility at Novartis Group (China) focusing on the public affairs/public relations strategy including initiating Novartis’ China policy focusing on National Medical Product Administration (NMPA) new drug approval reform, IP protection, generic quality consistency evaluation and new regulations on biosimilars. From 2011-2016, he was Chief Executive Officer of Sandoz Pharmaceutical (China), a Novartis Company. Mr. Zhang has also held executive leadership roles with Bayer Healthcare and Baxter International Corporation in the U.S. and Asia Pacific. He holds a bachelor and master degree in nuclear physics from University of Science & Technology of China, an MBA in marketing/finance from the University of California at Los Angeles (UCLA), and received Ph.D. training in political science from University of Utah.

Alexander A. Zukiwski, MD. Dr. Zukiwski joined the Company in April of 2017 as Chief Medical Officer. Prior to joining the Company, Dr. Zukiwski was Chief Executive Officer and Chief Medical Officer of Arno Therapeutics and has been a Director of Arno Therapeutics since 2014. At Arno, his responsibilities included leading the clinical development and regulatory affairs teams to support the company’s pipeline. Prior to Arno in 2007, Dr. Zukiwski served as Chief Medical Officer and Executive Vice President of Clinical Research at MedImmune. Prior to MedImmune, Dr. Zukiwski held several roles of increasing responsibility at Johnson & Johnson’s (J&J) medical affairs and clinical development functions at Johnson & Johnson Pharmaceutical Research & Development LLC (J&JPRD); Centocor R&D and Ortho Biotech. Before joining J&J, he served in clinical oncology positions at pharmaceutical companies such as Hoffmann-LaRoche, Glaxo Wellcome and Rhone- Poulenc Rorer. Dr. Zukiwski has more than 21 years of experience in global drug development and supported the clinical evaluation and registration of many successful oncology therapeutic agents, including Taxotere®, Xeloda®, Procrit®/Eprex®, Velcade®, Yondelis®, and Doxil®. He previously served as a Member of Medical Advisory Board at Gem Pharmaceuticals, LLC and served as a Director of Ambit Biosciences Corporation. Dr. Zukiwski holds a bachelor’s degree in pharmacy from the University of Alberta and a Doctor of Medicine degree from the University of Calgary. He conducted his post-graduate training at St. Thomas Hospital Medical Center in Akron, Ohio and the University of Texas MD Anderson Cancer Center.

All executive officers of the Company are elected by the Board of Directors on an annual basis and serve until their successors have been duly elected and qualified.

CORPORATE GOVERNANCE

Director Independence

Our Board of Directors currently consists of six members and is divided into three classes.

The Board of Directors affirmatively determined that each of the directors and nominees, with the exception of Dr. Wei-Wu He, our Chairman and CEO, qualify as “independent” as defined by applicable NASDAQ and SEC rules. In making this determination, the Board of Directors concluded that none of these members has a relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Dr. He does not serve on any independent committees.

Board of Directors Meetings and Attendance

The Board of Directors of the Company held four meetings during the fiscal year ended December 31, 2019 (“fiscal 2019”). Each director attended 75% or more of the meetings of the Board of Directors and committees of which they were members during fiscal 2019. The Company generally encourages, but does not require, directors to attend the Company’s annual meeting of stockholders. The Company considers the international travel associated with directors attending the annual meeting and the Company’s objective of preserving its cash resources. No directors attended the last annual meeting of stockholders.

Board Committees

The Board of Directors has two standing committees: the Audit Committee and the Compensation Committee. For greater efficiency, the Nominating and Corporate Governance Committee was disbanded in 2013 and the committee’s function was delegated to the independent members of the Board of Directors. Each member of these committees is independent as defined under applicable NASDAQ and SEC rules. Each of the Audit and Compensation Committees has a written charter approved by the Board of Directors. The current members of each of the committees are identified below:

Director	Audit	Compensation
Wei-Wu He, Chairman and CEO
James Huang	X (chairman and financial expert)
Quan Zhou		X (chairman)
Franklin C. Salisbury, Jr.	X	X
Rajesh C. Shrotriya
Y. Alexander Wu	X	X

Audit Committee

The primary purpose of the Audit Committee is to oversee: (a) management’s preparation of the financial statements and management’s conduct of the Company’s accounting and financial reporting process, (b) management’s maintenance of the Company’s internal control over financial reporting, (c) the Company’s compliance with legal and regulatory requirements, and (d) the qualifications, independence and performance of the Company’s independent registered public accounting firm. The Audit Committee held four meetings during fiscal 2019.

The Company’s independent registered public accounting firm is ultimately accountable to the Audit Committee in its capacity as a committee of the Board of Directors. The Audit Committee has sole authority and responsibility to appoint, compensate, oversee, evaluate, and, where appropriate, replace the Company’s independent registered public accounting firm. In addition, the Audit Committee must approve any audit and permitted non-audit services to be provided by the Company’s independent registered public accounting firm.

The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available on our website at www.casipharmaceuticals.com. All members of the Audit Committee meet the independence and financial literacy requirements as defined by applicable NASDAQ and SEC rules. The Board of Directors has determined that James Huang, chairman of the Audit Committee, is an “audit committee financial expert” as defined by the rules and regulations of the SEC.

Compensation Committee

The Compensation Committee develops and recommends to the Board of Directors the compensation and benefits of the CEO and other executive officers of the Company, reviews general policy matters relating to compensation and benefits of employees of the Company and administers the Company’s stock option plans. The Compensation Committee also reviews, and if appropriate, approves employment agreements, severance agreements, change in control agreements and provisions, and any special or supplemental benefits for each of our executive officers. The Compensation Committee held three meetings during fiscal 2019. Committee related matters were also discussed at meetings of either the entire Board of Directors or independent executive sessions of the Board of Directors.

The Board of Directors has adopted a written charter for the Compensation Committee, a copy of which is available on our website at www.casipharmaceuticals.com. All members of the Compensation Committee are “independent” as defined by applicable NASDAQ rules.

Board of Directors Leadership Structure and Role in Risk Oversight

Our Board of Directors appointed our Chairman, Dr. Wei-Wu He, as CEO last year. The Board of Directors believes that Dr. He is the best situated to identify strategic opportunities for our Company and to focus the activities of the Board of Directors due to his commitment to the business and his long tenure with CASI. The Board of Directors also believes that Dr. He’s dual roles as Chairman of the Board and CEO promotes effective execution of our business strategy and facilitates information flow between management and the Board of Directors.

The Board of Directors takes an active role in risk oversight related to the Company. The Board of Directors does not have a standing risk committee, but primarily administers its oversight role during meetings of our Board of Directors and its committees. During regular meetings of the Board of Directors, members discuss the operating results for the current fiscal quarter and the status of our product candidates with senior management. These discussions allow the members of the Board of Directors to analyze any significant financial, operational, competitive, economic, regulatory and legal risks of our business model, as well as how effectively we implement our strategic and budgetary goals. The Board of Directors is also routinely informed of developments that affect our risk profile and those that are material to other aspects of our business. Further, significant transactions and decisions require approval by the Board of Directors, or the appropriate board committee.

The Compensation Committee is responsible for overseeing risks related to our cash and equity-based compensation programs and practices as well as for evaluating whether our compensation plans encourage participants to take excessive risks that are reasonably likely to have a material adverse effect on the Company. We believe that our executive and employee compensation plans are appropriately structured so as not to incent excessive risk taking and are not reasonably likely to have a material adverse effect on our business.

Director Candidates

The independent members of the Board of Directors identify potential nominees from various sources, including personal contacts and the recommendations of current directors and executive officers. In the past, the Company has used third party consultants to assist in identifying and evaluating potential nominees and the Board of Directors may do so in the future.

The Board of Directors will consider nominees for director recommended by a stockholder. Stockholders who wish to recommend a director nominee for consideration by the independent members of the Board of Directors should submit a nomination in accordance with the procedures outlined in the Company’s Bylaws or other procedures adopted by the Board of Directors, if any. Currently, the Company’s bylaws require stockholders to provide written notice of a proposed nominee to: CASI Pharmaceuticals, Inc., Attn: Secretary, 9620 Medical Center Drive, Suite 300, Rockville, Maryland 20850, not less than 60, nor more than 90, calendar days before the date on which the previous year’s proxy was mailed. Such notice must include all information specified in the bylaws relating to the proposed nominee.

The Board of Directors does not have specific, minimum qualifications for nominees and has not established specific qualities or skills that it regards as necessary for one or more of the Company’s directors to possess. In evaluating potential director candidates, the independent members of the Board of Directors may take into account all factors and criteria it considers appropriate, which shall include, among others:

•	whether the director/potential director possesses personal and professional integrity, sound judgment and forthrightness;
•	the director/potential director’s educational, business or scientific experience and other directorship experience;
•	whether the director/potential director assists in achieving a mix of directors that represents a diversity of background and experience;
•	whether the director/potential director, by virtue of particular business, professional or technical expertise, experience or specialized skill relevant to the Company’s current or future business, will add specific value as a member of the Board of Directors;
•	whether the director/potential director meets the independence requirements of NASDAQ listing standards; and
•	whether the director/potential director is free from conflicts of interest with the Company.

The Board of Directors does not have a formal policy with respect to diversity. To carry out its obligations with respect to the proper composition and functioning of the Board of Directors, the independent directors review the qualifications of all directors, evaluating skills and talents to assure a complementary balance of disciplines and perspectives. The independent directors also seek to further enhance the Board of Directors through diversity of experience, as well as gender and ethnic diversity. Through these and other activities, the independent directors seek to assemble a Board of Directors that can responsibly, critically and collegially work through major decisions based on each director’s experience, talent, skills and knowledge.

There are no differences in the manner in which the Board of Directors evaluates potential director nominees based on whether the potential nominee was recommended by a stockholder or through any other source.

Executive Sessions of Independent Directors

The independent members of the Board of Directors typically meet in executive sessions following regularly scheduled meetings of the Board of Directors. The Board of Directors continues to meet in closed sessions (without the presence of management) following each regularly scheduled meeting. The Board of Directors holds executive sessions of the independent directors without the presence of our Chairman and Chief Executive Officer, and James Huang, chairman of our Audit Committee, is responsible for leading these executive sessions.

Code of Ethics

The Company adopted a Code of Ethics, as defined in applicable SEC and NASDAQ rules, last year which applies to the Company’s directors, officers and employees, including the Company’s principal executive officer and principal financial and accounting officer. The Company intends to disclose any amendment to or waiver of a provision of the Code of Ethics that applies to its principal executive officer, principal accounting officer or controller, or persons performing such information on its website available at www.casipharmaceuticals.com. The Code of Ethics is available on the Company’s website.

Communications with the Board of Directors

Any stockholder who wishes to send any communications to the Board of Directors or to individual directors should deliver such communications to the Company’s executive offices, 9620 Medical Center Drive, Suite 300, Rockville, Maryland 20850, Attn: Investor Relations. Any such communication should indicate whether the communication is intended to be directed to the entire Board of Directors or to a particular director(s), and must indicate the number of shares of Company stock beneficially owned by the stockholder. Our investor relations department will forward appropriate communications to the Board of Directors and/or the appropriate director(s). Inappropriate communications include correspondence that does not relate to the business or affairs of the Company or the functioning of the Board of Directors or its committees, advertisements or other commercial solicitations or communications, and communications that are frivolous, threatening, illegal or otherwise not appropriate for delivery to directors.

DIRECTOR COMPENSATION

In setting director compensation, the Company considers the significant amount of time that directors expended in fulfilling their duties to the Company as well as the skill-level required by the Company of members of the Board of Directors. We compensate our non-employee members of the Board of Directors through a mixture of (i) cash and (ii) equity-based compensation.

For 2019, our non-employee members of the Board of Directors were paid through a mixture of (i) cash and (ii) equity-based compensation. The Compensation Committee and its independent compensation advisor reviewed compensation data and benchmarks based on the Company’s peer companies. In order to help the Company conserve cash, it was determined that each director would receive a portion of compensation in cash and the remaining portion would be converted into stock options.

2019 Director Compensation

The table below summarizes the compensation paid by the Company to non-employee directors during the fiscal year ended December 31, 2019.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(2)(3)	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
	($)	($)	($)	($)	($)	($)
Wei-Wu He, Ph.D. (4)	$4,583	—	—	—	—	$4,583
James Huang	$21,650	—	$123,200	—	—	$144,850
Ken K. Ren, Ph.D. (5)	$13,400	—	$107,200	—	—	$120,600
Y. Alexander Wu, Ph.D.	$20,050	—	$120,400	—	—	$140,450
Franklin C. Salisbury, Jr.	$20,050	—	$120,400	—	—	$140,450
Rajesh C. Shrotriya, MD	$18,400	—	$107,200	—	—	$125,600
Quan Zhou, Ph.D.	$21,000	—	$118,000	—	—	$139,000

(1)	The amounts in this column represent the grant date fair value calculated in accordance with ASC 718. There were no stock awards in 2019.
(2)	The amounts in this column represent the grant date fair value of options awarded, as calculated in accordance with ASC 718. Using the Black-Scholes-Merton option-pricing method, fair value was calculated as $2.08 per share, for all Board members. Assumptions used in the calculation of these amounts are included in Note 15 to the Company’s audited financial statements for the year ended December 31, 2019, set forth in the Company’s Annual Report on Form 10-K filed with the SEC on March 16, 2020.
(3)	As of December 31, 2019, each of the non-employee directors had the following aggregate number of options exercisable for shares of common stock: Wei-Wu He: 3,710,014; James Huang: 504,616; Ken K. Ren: 12,885; Y. Alexander Wu: 243,943; Franklin C. Salisbury, Jr.: 218,943; Rajesh C. Shrotriya: 215,769 and Quan Zhou: 178,366.
(4)	Reflects amounts earned in 2019 as Executive Chairman prior to Wei-Wu He becoming Chief Executive Officer on April 2, 2019.
(5)	Reflects amounts earned in 2019 as a Director after Ken K. Ren’s resignation as Chief Executive Officer on April 2, 2019. Ken K. Ren resigned from the Board of Directors on November 13, 2019.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following summary compensation table includes information concerning compensation for each of our named executive officers during fiscal years ended December 31, 2019 and 2018.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)	Option Awards ($) (1)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Wei-Wu He, Ph.D. (2) Chief Executive Officer	2019	$423,848	—		—	$8,600,000		—	$241,255	(3)	$9,265,103

Wei (Larry) Zhang (4)	2019	$339,207	—		—	$450,000		—	$166,889	(5)	$985,186
President	2018	$98,600	—		—	$4,850,000		—	$49,300	(6)	$4,997,900

Alexander Zukiwski, MD Chief Medical Officer	2019	$407,600	$100,000		—	$426,000		—	$27,750	(7)	$961,350

Ken K. Ren, Ph.D. (8)	2019	$108,616	—		—	—		—	$301,573	(9)	$410,189
Former CEO and Former Director	2018	$427,980	$120,000	(10)	—	$538,350	(11)	—	$150,819	(12)	$1,237,149

(1)	The amounts in this column represent the aggregate grant date fair value of these awards as calculated in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in Note 15 to the Company’s audited financial statements for the year ended December 31, 2019, set forth in the Company’s Annual Report on Form 10-K filed with the SEC on March 16, 2020.
(2)	Dr. He was appointed Chief Executive Officer effective April 2, 2019.
(3)	Includes 401(k) matching contributions ($9,230), housing allowance for an apartment in Beijing ($98,928), allowance for tuition for pre-college age children ($119,703), and Company paid health insurance ($13,394).
(4)	Mr. Zhang was appointed President, CASI China, effective September 1, 2018, and appointed President of CASI Pharmaceuticals, Inc., effective September 10, 2019.
(5)	Includes reimbursement for total annual expenditures, including housing rental, meals, laundry services, and costs for children’s education and language training ($166,890). Also includes Company paid health insurance ($29,089).
(6)	Includes reimbursement for total annual expenditures, including housing rental, meals, laundry services, and costs for children’s education and language training.
(7)	Represents 401(k) matching and profit sharing contributions by the Company.
(8)	Dr. Ren resigned as Chief Executive Officer, effective April 2, 2019. On November 13, 2019, Dr. Ren retired from the Board of Directors.
(9)	Includes 401(k) matching and profit sharing contributions by the Company ($20,072), payment of severance ($232,119), including payment of premiums for health insurance during the severance period, and payment for accrued PTO ($49,382).
(10)	Reflects bonus earned triggered by the approval of EVOMELA in December 2018.
(11)	Represents the value of certain option awards issued in 2017 and 2016 which vested in 2018 upon the achievement of certain performance- based conditions.
(12)	Includes $120,000 payment approved by the Audit Committee on September 11, 2018 for services provided in identifying and securing potential investors for the Company’s September 2018 financing.

OUTSTANDING EQUITY AWARDS – 2019

The following table includes certain information with respect to the value of all unexercised options previously awarded to the executive officers named above at the fiscal year ended December 31, 2019.

Name and Principal Position	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price ($)	Option Expiration Date (1)
Wei-Wu He, Ph.D.	—		4,000,000	(9)	$2.85	04/02/2029
Chairman and Chief Executive Officer
Ken K. Ren, Ph.D.
Former Chief Executive Officer	1,000,000		—		$1.79	04/01/2020
	187,353	(4)	—		$1.84	04/01/2020
	225,000		—		$1.41	04/01/2020
	200,000	(5)	—		$0.88	04/01/2020
	86,486	(6)	—		$1.15	04/01/2020
	308,571	(6)	—		$1.11	04/01/2020
	720,000	(7)	—	(8)	$0.99	04/01/2020

Wei (Larry) Zhang President	250,000	(3)	750,000	(3)	$6.95	09/01/2028
	—		200,000	(3)	$3.35	06/22/2029

Alexander Zukiwski, MD
Chief Medical Officer	256,250	(2)	43,750	(2)	$1.34	04/03/2027
	—		200,000	(3)	$3.16	12/15/2029

(1)	The term of each option is ten years.
(2)	Options become exercisable 25% on date of grant and then in equal monthly installments over the next three years.
(3)	These stock options vest as follows: 25% on each of the first, second, third and fourth anniversary of the date of grant.
(4)	Includes 37,353 options that vested in 2014 upon achievement of certain performance-based conditions.
(5)	Includes 75,000 options that vested in 2018 upon achievement of performance-based conditions.
(6)	Relates to options issued, as a result of the 2016 closings of the Company’s recent financing transactions, which vested immediately.
(7)	Represents options that vested in 2018 upon achievement of performance-based conditions.
(8)	Excludes 1,280,000 options that vest upon achievement of certain performance-based conditions. These options were cancelled on April 2, 2019 in connection with Dr. Ren’s resignation.
(9)

Stock options vest at the earlier of (i) the completion of a transformative event by the Company as determined in the discretion of the Compensation Committee and (ii) the second anniversary of the date of grant.

Change-In-Control Severance Agreements

The Company currently is a party to a Change in Control Agreement with Alexander A. Zukiwski.

Dr. Zukiwski’s Change in Control Agreement provides for certain benefits either upon an involuntary termination of employment, other than for cause, or resignation for “good reason,” upon a “Triggering Event.”

A Triggering Event includes a merger of the Company with and into an unaffiliated corporation if the Company is not the surviving corporation or the sale of all or substantially all of the Company’s assets. “Good reason” generally means any material diminution or change in salary, responsibilities or title; relocation to an office more than 50 miles from Company headquarters or office; a failure to continue health benefits; a failure to pay deferred compensation due under any plan; or the failure to honor any material aspect of the employment agreement.

The benefits to be received by Dr. Zukiwski, in the event his employment is terminated after a Triggering Event occurs, include: (i) receipt of a lump sum severance payment equal to Dr. Zukiwski’s then current annual salary and the average of the two prior year’s bonuses; (ii) pro rata current year bonus; (iii) continuation of life, health and disability benefits for twelve months after the termination of employment and (iv) in accordance with the terms of Dr. Zukiwski’s option agreement, all outstanding options would accelerate and become immediately exercisable. The closing stock price of our common stock on December 31, 2019 was $3.09 per share.

Employment Arrangements

The Company is currently a party to employment agreements with Wei-Wu He, Wei (Larry) Zhang, and Alexander Zukiwski. The terms of such agreements and the respective payments payable upon termination are set forth below.

Wei-Wu He, Ph.D., Chairman and CEO

Dr. He started as CEO on April 2, 2019 pursuant to the terms of an offer letter (the “Offer Letter”) from the Company, dated March 22, 2019. Under the terms of the Offer Letter, Dr. He is entitled to

•	an annual base salary of $568,000; and

•	an expatriate allowance consisting of tuition for pre-college age children (up to $120,000 per year) and a housing allowance for an apartment in Beijing.

•	Dr. He was also awarded a grant of options to purchase four (4) million shares of the Company’s common stock at an exercise price of $2.85, the closing price on April 2, 2019, the grant date, vesting at the earlier of (i) the completion of a transformative event by the Company as determined in the discretion of the Compensation Committee or (ii) the second anniversary of the date of grant, April 2, 2021. In the event Dr. He is terminated without cause or resigns for good reason prior to the second anniversary of the date of grant, then the option will vest immediately upon such termination of employment.

Wei (Larry) Zhang, President

Effective September 1, 2018, CASI (Beijing) Pharmaceuticals, Inc., now known as CASI Pharmaceuticals (China) Co., Ltd., entered into a labor contract with Wei (Larry) Zhang, governed by the laws of the People’s Republic of China. The term of the agreement is set for three years, until August 31, 2021. The contract will automatically terminate if not renewed, but the contract can be renewed if the parties agree to the terms of the renewal.

The contract provides for a base salary pre-tax of 170,000 yuan per month.

Mr. Zhang was also awarded an option to purchase 1,000,000 shares of common stock of the Company at an exercise price of $6.95, representing the closing price of our stock price on the Nasdaq Stock Market on September 1, 2018 (the date of grant). The stock options will vest 25% (250,000 shares) on each of the first four anniversaries of the date of grant.

CASI China can terminate the labor contact if it provides 30 days’ written notice or after it pays Mr. Zhang an extra month’s wages in cases where: (a) Mr. Zhang is injured and cannot resume his position; (b) Mr. Zhang fails the performance appraisal; or (c) where the employment contract cannot be performed. CASI China can terminate the labor contract at any time if (a) Mr. Zhang seriously violates the rules and regulations of CASI China; (b) Mr. Zhang is grossly negligent resulting in a loss of 10,000 Yuan or greater; (c) Mr. Zhang is investigated for criminal responsibility; or (d) Mr. Zhang has a labor relationship with other employers. Mr. Zhang can terminate the employment contract if CASI China (a) fails to provide appropriate working conditions; (b) fails to provide labor remuneration in a full and timely manner; or (c) fails to pay social insurance premiums. The contract is terminated if (a) CASI China is declared bankrupt and business license is revoked; or (b) if Mr. Zhang retires, resigns, dies or goes missing.

Under his contract, Mr. Zhang is also entitled to reimbursement for total annual expenditures - up to 1,020,000 RMB per year. Included in that 1,020,000 RMB is up to 600,000 RMB for housing rental, up to 10,000 RMB for meals, up to 10,000 RMB for laundry services, and reimbursed costs for his children’s education and language training. In the event the amount of invoice for these items is less than 1,020,000 RMB, the remaining amount will be consolidated into Mr. Zhang’s annual bonus.

Alexander A. Zukiwski, MD, Chief Medical Officer

On April 3, 2017, the Company entered into an employment agreement with Alexander A. Zukiwski, MD. The term of the employment agreement is subject to automatic one-year extensions unless either party gives at least sixty days prior written notice not to extend.

The agreement provides for an annualized minimum base salary of $400,000. Dr. Zukiwski shall be eligible to earn incentive compensation up to an aggregate of $180,000, based upon the attainment of pre-established specific milestones related to his duties, the exact amount of which are determined by the Board of Directors or the Compensation Committee. Dr. Zukiwski’s current base salary for fiscal 2019 is $400,000. In addition, upon the commencement of his employment, the Company granted stock options to Dr. Zukiwski covering 300,000 shares of Common Stock with a per share exercise price of $1.34, vested as to 25% 90 days from the date of grant, and the remainder ratably over three years on a monthly basis. These option awards are subject to the terms and conditions of the Company’s form of non-qualified stock option award agreement.

If the Company terminates Dr. Zukiwski “without cause,” Dr. Zukiwski will receive a severance benefit equal to six months of salary, payable in accordance with the Company’s customary pay practices, a pro-rata portion of any incentive compensation he would have been entitled to for that year, and continued insurance coverage for up to six months. Dr. Zukiwski also may resign at any time for “good reason,” (which generally means any material diminution or change in salary, responsibilities or title; relocation to an office more than 50 miles from Company headquarters; failure to continue health benefits; a failure to pay deferred compensation due under any plan; or the failure to honor any material aspect of the employment agreement), by providing at least thirty days’ prior written notice. Resignation for “good reason” or non-extension of the term of his agreement will be deemed a termination without cause. In addition, if Dr. Zukiwski’s employment is terminated upon disability or death, Dr. Zukiwski or his estate will be entitled to receive a payment equal to six months’ salary plus a pro-rated amount of any incentive compensation he would have been entitled to for that year.

The employment agreement imposes confidentiality obligations and a 6-month non-compete (12 months in the event of a resignation for other than good reason) on Dr. Zukiwski following termination of employment.

On April 3, 2017, the Company entered into a change-in-control agreement with Dr. Zukiwski. See “Change-in-Control Severance Agreements” for information on change-in-control termination payments. These change-in-control severance payments will be made in lieu of the severance payments under the executive’s employment agreement.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Securities and Exchange Act (the “1934 Act”) requires the Company’s executive officers, directors and persons who beneficially own more than 10% of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Such executive officers, directors, and greater than 10% beneficial owners are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports filed by such reporting persons.

Based solely on our review of such forms furnished to the Company and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were timely made during fiscal 2019, with the exception of one late Form 4 filing by Wealth Strategy Holding Limited.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Any member of the Board of Directors who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

The Company had certain product rights and perpetual exclusive licenses from Spectrum Pharmaceuticals, Inc. (“Spectrum”) to develop and commercialize EVOMELA® (Melphalan Hydrochloride For Injection) (“EVOMELA”), ZEVALIN® (Ibritumomab Tiuxetan) (“ZEVALIN”) and MARQIBO® (Vincristine Sulfate Liposome Injection) (“MARQIBO”) in the greater China region. Spectrum is a greater than a 10% shareholder of the Company.

Based on the original licenses, the Company had supply agreements with Spectrum for the purchase of EVOMELA, ZEVALIN, and MARQIBO in China for quality testing purposes to support the Company’s application for import drug registration and for commercialization purposes. On March 1, 2019, Spectrum completed the sale of its portfolio of seven FDA-approved hematology/oncology products including EVOMELA, MARQIBO, and ZEVALIN to Acrotech. The original supply agreements with Spectrum for EVOMELA, MARQIBO, and ZEVALIN were assumed by Acrotech; Spectrum agreed to continue with a short-term supply agreement for EVOMELA for the initial commercial product supply for the greater China region.

As part of the license arrangements with Spectrum, the Company issued to Spectrum a secured promissory note originally due March 17, 2016, which was subsequently amended and extended to September 17, 2019. The principal of the secured promissory note is $1.5 million and the coupon interest rate is 0.5%. The Company paid this note, including accrued interest in full during the year ended December 31, 2019.

In 2018, the Company entered into commercial purchase obligation commitments for EVOMELA from Spectrum totaling approximately $9.2 million under the short-term supply agreement for EVOMELA. As of December 31, 2019, the Company has paid $7.6 million relating to the manufacturing and purchase of the EVOMELA commercial product supply and the amount due to Spectrum of $0.2 million was reflected in accounts payable in the consolidated financial statements. As of December 31, 2019, $4.5 million was reflected in inventories as the goods have been received and $3.3 million has been included in costs of revenues and as of December 31, 2018, $4.9 million of the advance payments were reflected in prepaid expenses and other in the accompanying consolidated financial statements. The Company also accrued approximately $2.6 million for material costs related to EVOMELA during the year ended December 31, 2019 which are included in accrued expenses.

In June 2019, the Company entered into a license agreement for exclusive worldwide license and commercialization rights to an autologous anti-CD 19 T-cell therapy product (“CNCT19”) from Juventas Cell Therapy Ltd. (“Juventas”). Transactions with Juventas are considered to be related party transactions as the Company’s CEO and Chairman is the chairman and one of the founding shareholders of Juventas. A committee of independent directors of CASI negotiated the terms of the investment and license agreements and recommended that the board of directors approve the transaction. The Company’s CEO did not participate in the committee’s deliberations or the board of directors’ approval of the transaction.

On July 1, 2019 the Company entered into a one-year equipment lease with Juventas in the amount of RMB 80,000 (approximately $15,000) a month, which is classified as an operating lease. During the year ended December 31, 2019, the Company recognized lease income of $68,000 and expects to recognize approximately $69,000 of additional lease income in 2020 related to this lease. The lease can be extended after one year. There were no other material transactions with Juventas during the year ended December 31, 2019.

PROPOSAL 2.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors recommends a vote FOR the ratification of the appointment of KPMG Huazhen LLP (“KPMG”), as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020 (“fiscal 2020”). KPMG was appointed the Company’s independent registered public accounting firm on January 24, 2019, and has been engaged for fiscal 2020. KPMG has no direct or indirect financial interest in the Company.

On September 24, 2018, CohnReznick LLP (“CohnReznick”) notified the Company that it intended to resign as the Company’s independent registered public accounting firm effective upon CohnReznick’s completion of interim review procedures related to the period as of and for the three and nine months ending September 30, 2018.

The audit reports of CohnReznick on the Company’s consolidated financial statements for the fiscal years ended December 31, 2017 and 2016 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s two most recent fiscal years, there were no disagreements within the meaning of Item 304(a)(1)(iv) of Regulation S-K, with CohnReznick on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedure which, if not resolved to the satisfaction of CohnReznick, would have caused CohnReznick to make reference to the subject matter in connection with its reports, and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

On January 24, 2019, our Audit Committee engaged KMPG as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ended December 31, 2018. The Company did not, nor did anyone on its behalf, consult KPMG during the Company’s two most recent fiscal years and any subsequent interim period prior to the Company’s engagement of KPMG regarding any of the matters or events set forth in Item 304(a)(2) of Regulation S-K.

Representatives of KPMG are not expected to be present at the Annual Meeting and thus will not be available to respond to questions from stockholders.

Although the Company is not required to submit the ratification of the selection of its independent registered public accounting firm to a vote of stockholders, the Audit Committee believes that it is good corporate governance and sound policy to do so. If the stockholders fail to ratify the appointment of KPMG, the Audit Committee will reconsider whether or not to retain the firm. If the selection of independent registered public accounting firm is ratified, the Audit Committee, in its discretion, may nevertheless select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders.

Vote Required

The affirmative vote of a majority of the total votes cast by the stockholders present at the meeting, in person or by proxy, and entitled to vote on this proposal is necessary for approval of the ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for the current year. If you submit a proxy without direction as to a vote on this matter, the proxy will be voted “FOR” this proposal. Abstentions will have the effect of a vote against this proposal.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF KPMG HUAZHEN LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2020.

MATTERS CONCERNING OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents aggregate fees for professional services rendered by KPMG for the years ended December 31, 2019 and 2018.

KPMG

	2019	2018
Audit fees	$906,736	$655,563
Audit-related fees	—	—
Tax fees	$—	$—
All Other Fees	$—	—
Total	$906,736	$655,563

Services rendered by KPMG (for fiscal years 2019 and 2018) in connection with fees presented above were as follows:

Audit Fees

The Company incurred from KPMG audit fees of $906,736 in fiscal year 2019, covering professional services rendered for (1) the audit of the Company’s annual financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and (2) the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q for the first three quarters of 2019.

The Company incurred from KPMG audit fees of $655,563 for fiscal year 2018, covering professional services rendered for the audit of the Company’s annual financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Audit-Related Fees

The Company did not incur audit-related fees in fiscal years 2019 or 2018.

Tax Fees

The Company did not incur any tax fees in fiscal year 2019 or 2018 from KPMG.

All Other Fees

The Company did not incur any other fees in fiscal years 2019 or 2018.

The Audit Committee has considered the compatibility of non-audit services with the auditor’s independence. The Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm in accordance with the Audit Committee’s pre-approval policy for audit and non-audit services.

REPORT OF THE AUDIT COMMITTEE

The Board of Directors of the Company has appointed an Audit Committee composed of three directors, Mr. Huang (chairman), Mr. Salisbury and Dr. Wu, each of whom is independent under NASDAQ listing standards, as applicable and as may be modified or supplemented.

The Board of Directors has adopted a written charter for the Audit Committee. A copy of that Charter is available on our website at www.casipharmaceuticals.com. The Audit Committee’s job is one of oversight as set forth in its Charter. It is not the duty of the Audit Committee to prepare the Company’s financial statements, to plan or conduct audits, or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. The Company’s management is responsible for preparing the Company’s financial statements and for maintaining internal control. The independent registered public accounting firm is responsible for performing independent audits of the Company’s financial statements and an audit of the Company’s internal control over financial reporting.

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements with management and with KPMG Huazhen LLP, the Company’s independent registered public accounting firm for 2019.

The Audit Committee meets with the independent registered public accounting firm, with and without management present, as needed, to discuss the results of their audits and reviews, their consideration of the Company’s internal controls, including internal control over financial reporting, and the overall quality of the Company’s financial reporting.

The Audit Committee has reviewed and discussed with KPMG Huazhen LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission.

The Audit Committee also has received and reviewed the written disclosures and the letter from KPMG Huazhen LLP required by applicable requirements of the PCAOB regarding KPMG Huazhen LLP’s communications with the Audit Committee concerning independence and has discussed with KPMG Huazhen LLP its independence.

Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC.

By the Audit Committee:

James Huang, Chairman Franklin C. Salisbury, Jr.

Y. Alexander Wu, Ph.D.

PROPOSAL 3.

ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

General Information

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and related rules of the SEC enables stockholders to approve an advisory resolution on our executive compensation, as disclosed in this Proxy Statement.   We describe this item as an advisory vote on executive compensation, but it is more commonly known as “say-on-pay.”

In considering their vote, we urge our stockholders to review carefully our compensation policies and decisions regarding our named executive officers as presented in the “Executive Compensation” and “Outstanding Equity Awards - 2019” sections included in this Proxy Statement.  As described in these sections, we believe that our compensation programs have been appropriately designed to meet their objectives.  A significant portion of the compensation provided to the named executive officers is based upon the Company’s performance and the performance of our share price, and we believe this compensation structure closely aligns the interests of our named executive officers with the interests of our stockholders.

Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer and will not be binding on or overrule any decisions by our Board of Directors. Although non-binding, our Board of Directors and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

Accordingly, we are asking our stockholders to approve, in a non-binding vote, the following resolution in respect of this Proposal 3:

“RESOLVED, that the stockholders of the Corporation hereby approve the compensation paid to CASI’s named executive officers as disclosed in the proxy statement for our 2020 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the “Executive Compensation” and “Outstanding Equity Awards - 2019” sections, compensation tables and narrative discussion.”

Vote Required

The affirmative vote of a majority of the total votes cast by the stockholders present at the meeting, in person or by proxy, and entitled to vote on this proposal is necessary for approval of the advisory resolution on executive compensation. If you submit a proxy without direction as to a vote on this matter, the proxy will be voted “FOR” the proposal. Abstentions will have the effect of a vote against this proposal. Broker non-votes will not be treated as votes cast and will have no effect on the outcome of the vote on this proposal.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

GENERAL

Management of the Company does not know of any matters other than those stated in this Proxy Statement that are to be presented for action at the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is intended that proxies in the accompanying form will be voted on any such other matters in accordance with the judgment of the persons voting such proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

The Company will bear the cost of preparing, printing, assembling, and mailing the proxy, Proxy Statement and other material that may be sent to stockholders in connection with this solicitation. It is contemplated that brokerage houses will forward the proxy materials to beneficial owners at the request of the Company. In addition to the solicitation of proxies by use of the mails, officers and regular employees of the Company may solicit proxies by telephone without additional compensation. The Company does not expect to pay any compensation for the solicitation of proxies.

The Company’s Annual Report on Form 10-K for the year ended December 31, 2019 (without exhibits), is being forwarded to each shareholder with this proxy statement. This Proxy Statement and our Annual Report are also available for reviewing, printing and downloading at www.casipharmaceuticals.com. The exhibits to the 10-K, which are listed on the Exhibit Index in Part IV of the Annual Report on Form 10-K, are available upon written request to the Company and upon payment of the nominal fees associated with copying and mailing such exhibits. All such requests should be directed to Investor Relations, CASI Pharmaceuticals, Inc., 9620 Medical Center Drive, Suite 300, Rockville, Maryland 20850.

STOCKHOLDER PROPOSALS

The Annual Meeting of stockholders for the fiscal year ending December 31, 2020 is expected to be held in June 2021 (the “Next Annual Meeting”). Pursuant to the proxy rules, all proposals intended to be presented at the Next Annual Meeting must be received at the Company’s executive offices, which are located at 9620 Medical Center Drive, Suite 300, Rockville, Maryland 20850, Attention: Corporate Secretary, no later than January 2, 2021 to receive consideration for inclusion in the Proxy Statement and form of proxy related to that meeting.

Stockholders who do not wish to follow the SEC rules in proposing a matter for action at the Next Annual Meeting must notify the Company in writing of the information required by our amended and restated bylaws dealing with stockholder proposals. The notice must be delivered to the Company’s Secretary not later than the close of business on March 2, 2021, nor earlier than February 1, 2021. As to all such matters which the Company does not have notice on or prior to that date, discretionary authority to vote on such proposal shall be granted to the persons designated in the Company’s proxy related to the Next Annual Meeting.

* * *

By Order of the Board of Directors,

/s/ Wei-Wu He

Dr. Wei-Wu He
April 22, 2020	Chairman and CEO

ANNUAL MEETING OF STOCKHOLDERS OF CASI PHARMACEUTICALS, INC. June 16, 2020 GO GREEN eConsent makes it easy to go paperless. With eConsent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 16, 2020. You may obtain a copy of the related proxy statement, the accompanying Notice of Annual Meeting of Stockholders, and the form of proxy card without charge by visiting www.casipharmaceuticals.com Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach and mail in the envelope provided. 20230300000000000000 4 061620 INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: 1. Election of Directors: O Franklin Salisbury, Jr. – Term Expiring 2023 O Y. Alexander Wu, Ph.D. – Term Expiring 2023 FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) NOMINEES:To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted viathis method. FOR AGAINST ABSTAIN 2. Ratification of the appointment of KPMG Huazhen LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.3. Approval of an advisory resolution on executive compensation. The shares of Common Stock represented by this proxy will be voted as directed. If no contrary instruction is given, the shares of Common Stock will be voted for the election of each director nominee, for the ratification of the appointment of KPMG Huazhen LLP as the independent registered public accounting firm of the Company for fiscal year 2020, and for the advisory resolution on executive compensation. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof. Attendance of the undersigned at the meeting or at any adjournment or postponement thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing or shall deliver a subsequently dated proxy to the Corporate Secretary of CASI Pharmaceuticals, Inc. or shall vote in person at the meeting. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

 0 CASI PHARMACEUTICALS, INC. ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Cynthia W. Hu and Sara B. Capitelli and each of them as proxy (each of whom shall have full power of substitution) to represent the undersigned at the Annual Meeting of Stockholders to be held at the Hilton Garden Inn, 14975 Shady Grove Rd., Rockville, MD 20850 on Thursday, June 16, 2020 at 10:00 a.m. and at any adjournment or postponement thereof, and to vote the shares of common stock the undersigned would be entitled to vote if personally present, as indicated on the reverse. (Continued and to be signed on the reverse side.) 1.1 14475